Exhibit 99.1

C4 Therapeutics Reports Third Quarter 2025 Financial Results and Recent Business Highlights
Completed Equity Offering Resulted in $125 Million in Gross Proceeds, Extending Runway to End of 2028, Beyond Key Value Inflection Points; Potential to Earn up to an Additional $225 Million in Proceeds
Cemsidomide Phase 1 Multiple Myeloma Data Support Potential Best-in-Class Profile With a 53% Overall Response Rate at the Highest Dose Level (100 µg) and Differentiated Safety and Tolerability Profile
Entered Into Clinical Trial Collaboration and Supply Agreement With Pfizer to Evaluate Cemsidomide in Combination With Elranatamab
On Track to Initiate Next Phase of Cemsidomide Multiple Myeloma Development Including Registrational Phase 2 MOMENTUM Trial in Combination with Dexamethasone in Q1 2026 and Phase 1b Trial in Combination with Elranatamab in Q2 2026
WATERTOWN, Mass., Nov. 6, 2025 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science, today reported financial results for the third quarter ended September 30, 2025, as well as business updates.
“Recent months have been transformative for C4T, and we are in a strong position to rapidly advance cemsidomide registrational development and progress our discovery pipeline of degraders against non-oncology and oncology targets,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “We remain laser-focused on initiating cemsidomide’s next phase of development in early 2026, which includes a Phase 1b trial in combination with elranatamab as well as the Phase 2 MOMENTUM trial in combination with dexamethasone, which has potential for accelerated approval. With a successful raise of $125 million in upfront proceeds, we have extended our runway to the end of 2028, beyond important data from cemsidomide’s Phase 2 trial with dexamethasone and the Phase 1b in combination with elranatamab, strengthening our balance sheet to continue to deliver on the promise of targeted protein degradation to improve patients’ lives.”
THIRD QUARTER 2025 HIGHLIGHTS AND RECENT ACHIEVEMENTS
Clinical:
•Presented Phase 1 data of cemsidomide in combination with dexamethasone in multiple myeloma (MM) demonstrating a potential best-in-class profile in a heavily pre-treated patient population and supports cemsidomide’s advancement to a Phase 1b trial in combination with elranatamab and a Phase 2 MOMENTUM (Multi-center trial Of cemsidoMidE iN relapsed refracTory mUltiple Myeloma) trial in combination with dexamethasone. C4T has completed enrollment and dose escalation for the Phase 1 trial.
◦In the Phase 1 trial, cemsidomide in combination with dexamethasone achieved a 40% and 53% overall response rate at the two highest dose levels, 75 µg and 100 µg, respectively. One patient at the 100 µg dose level achieved a minimal residual disease (MRD) negative complete response. Cemsidomide was well-tolerated and achieved a median duration of response of 9.3 months across all doses, supporting differentiation from other IKZF1/3 degraders.
•Entered into a clinical trial collaboration and supply agreement with Pfizer for the combination of cemsidomide and elranatamab for the treatment of relapsed/refractory MM. Under the terms of the agreement, C4T will sponsor and conduct the Phase 1b trial while Pfizer will supply elranatamab (ELREXFIO®), a B-cell maturation antigen CD3 targeted bispecific antibody (BCMAxCD3 bispecific), at no cost to C4T for the upcoming trial.
•Continued to execute operational steps necessary for the initiation of the Phase 2 MOMENTUM trial of cemsidomide in combination with dexamethasone in the fourth line or later for the first quarter of 2026 and the Phase 1b trial of cemsidomide in combination with elranatamab in the second line or later for the second quarter of 2026.
•Presented data analyzing population pharmacokinetic and exposure-response relationships for cemsidomide in MM and non-Hodgkin’s lymphoma (NHL) in a poster at the 2025 American Conference on Pharmacometrics (ACoP 2025). The analysis indicated an increased anti-myeloma effect at higher exposures and a clinically manageable exposure-safety relationship, supporting the risk-benefit analysis in heavily pre-treated MM patients.
•Completed dose escalation for the Phase 1 trial of cemsidomide in NHL. Monotherapy cemsidomide demonstrated a well-tolerated profile, consistent with previous disclosures, and achieved compelling anti-lymphoma activity across all dose levels as assessed by investigators. In peripheral T-cell lymphoma (PTCL), 9 out of 22 patients achieved a partial response or better with a PET-CT-based assessment.
• Partner Betta Pharmaceuticals continues to advance the CFT8919 Phase 1 dose escalation trial in Greater China.
Research and Discovery:
•Highlighted leadership in designing targeted heterobivalent degraders, including CFT1946, that penetrate the blood brain barrier to achieve high central nervous system (CNS) exposures and compelling efficacy in CNS models in presentations delivered by C4T leadership at Fierce Biotech Week and the 8th Annual Targeted Protein Degradation Summit.
•Earned a $2 million milestone payment from Biogen related to a patient dosing milestone for the Phase 1 trial of BIIB142, a degrader of IRAK4, which was designed by C4T.
•Notified by Merck of their decision to conclude the research collaboration, which will end in late November 2025.
Financing:
•Raised $125 million in gross proceeds through an underwritten offering that was led by RA Capital Management with participation from existing shareholders including OrbiMed, Soleus Capital, Lynx1 Capital Management, and Bain Capital Life Sciences. As part of the offering, there is the potential to earn up to $225 million in additional proceeds if the outstanding warrants are exercised.
KEY UPCOMING MILESTONES
•Formally align with the U.S. Food & Drug Administration (FDA) on the recommended Phase 2 dose of cemsidomide for the registrational Phase 2 trial of cemsidomide in combination with dexamethasone by year-end 2025.

•Initiate a Phase 2 single-arm registrational trial in the first quarter of 2026 to evaluate cemsidomide in combination with dexamethasone.
•Initiate a Phase 1b trial in the second quarter of 2026 to evaluate the safety and tolerability of cemsidomide in combination with elranatamab.
UPCOMING INVESTOR EVENTS:
•November 12, 2025, at 8:30 AM ET: Management will participate in a fireside chat at the Guggenheim Second Annual Healthcare Conference taking place in Boston, Massachusetts.
•December 3, 2025, at 3:25 PM ET: Management will participate in a fireside chat at the 8th Evercore Healthcare Conference taking place in Coral Gables, Florida.
THIRD QUARTER 2025 FINANCIAL RESULTS
Revenue: Total revenue for the third quarter of 2025 was $11.2 million, compared to $15.4 million for the third quarter of 2024. The decrease in revenue was a result of an $8.0 million milestone from Biogen recognized in the third quarter 2024 offset by the recognition of all deferred revenue from our collaboration with Merck and the continued progress on our other collaboration programs during the third quarter of 2025.
Research and Development (R&D) Expense: R&D expense for the third quarter of 2025 was $26.0 million compared to $31.8 million for the third quarter of 2024. The decrease in R&D expense was primarily related to reduced clinical trial expense for CFT1946 as the Phase 1 trial neared completion.
General and Administrative (G&A) Expense: G&A expense for the third quarter of 2025 was $8.9 million compared to $11.8 million for the third quarter of 2024. The decrease was primarily related to lower stock-based compensation expense.
Net Loss and Net Loss per Share: Net loss for the third quarter of 2025 was $32.2 million, compared to $24.7 million for the third quarter of 2024. Net loss per share for the third quarter of 2025 was $0.44 compared to $0.35 for the third quarter of 2024.
Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of September 30, 2025 were $199.8 million, compared to $223.0 million as of June 30, 2025 and $267.3 million as of December 31, 2024. The decrease during the third quarter was primarily the result of cash used to fund operations and advance our programs, partially offset by $7.5 million of net proceeds from our at-the-market (ATM) equity program. Cash, cash equivalents and marketable securities as of September 30, 2025 does not include $125 million of gross proceeds raised through an equity offering in October 2025. The company expects that its current cash, cash equivalents and marketable securities will enable the company to fund its operating plan to the end of 2028.
About the MOMENTUM Trial
MOMENTUM (Multi-center trial Of cemsidoMidE iN relapsed/refracTory mUltiple Myeloma) is a Phase 2, open-label, single-arm, multicenter study to evaluate efficacy, safety, pharmacokinetics and pharmacodynamics of cemsidomide in combination with dexamethasone in patients with relapsed/refractory multiple myeloma. The primary endpoint is overall response rate per International Myeloma Working Group response criteria, as assessed by an independent review committee. Approximately 100 patients who have received at least three prior lines of therapy will be enrolled in the trial.

About Cemsidomide
Cemsidomide is an investigational, orally bioavailable small-molecule degrader in clinical development for the treatment of relapsed/refractory multiple myeloma. Cemsidomide is a potent and selective degrader of IKZF1/3, transcription factors that drive multiple myeloma, with unique pharmacokinetic properties. Data from the Phase 1 trial of cemsidomide in combination with dexamethasone demonstrated a differentiated safety and tolerability profile and class-leading anti-myeloma activity with durable responses. Two clinical trials are planned to further evaluate cemsidomide in relapsed/refractory multiple myeloma: the registrational Phase 2 MOMENTUM trial to evaluate cemsidomide in combination with dexamethasone expected to initiate in the first quarter of 2026 and a Phase 1b trial to evaluate cemsidomide in combination with elranatamab expected to initiate the second quarter of 2026.
About CFT8919
CFT8919 is an orally bioavailable allosteric degrader that is designed to be potent and selective against EGFR bearing an oncogenic L858R mutation. In preclinical studies, CFT8919 is active in in vitro and in vivo models of L858R driven non-small cell lung cancer. Importantly, CFT8919 retains full activity against additional EGFR mutations that confer resistance against approved EGFR inhibitors including L858R-C797S, L858R-T790M and L858R-T790M-C797S. C4T and Betta Pharmaceuticals have established a strategic partnership to develop CFT8919 in Greater China, where the Phase 1 clinical trial is underway. C4T retains development and commercialization rights for CFT8919 in the United States, European Union and rest of the world.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is progressing targeted oncology programs through clinical studies and leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines to address difficult-to-treat diseases. C4T’s degrader medicines are designed to harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. For more information, please visit www.c4therapeutics.com.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC® degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory advice or authorization related to clinical trials and other clinical development activities including clinical trial commencement or cohort initiation; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; our ability to replicate interim or early-stage results from our clinical trials in the results obtained when those clinical trials are completed or when those therapies complete later-stage clinical trials; regulatory developments in the United States and foreign countries; the anticipated timing and content of presentations of data from our clinical trials; and our ability to fund our future operations, including through the potential future exercise of outstanding warrants. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that sufficient capital to fund our future operations will be available to us on acceptable terms or at the times required. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.
Contacts:
Investors:
Courtney Solberg
Associate Director, Investor Relations
CSolberg@c4therapeutics.com
Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com

Condensed Consolidated Balance Sheet Data
(in thousands)
(Unaudited)

	September 30, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$199,759	$267,263
Total assets	265,488	349,602
Deferred revenue	37,014	47,169
Total stockholders' equity	154,408	215,986
 Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue from collaboration agreements	$11,230	$15,362	$24,931	$30,407
Operating expenses:
Research and development	25,989	31,838	79,258	78,124
General and administrative	8,920	11,768	27,017	31,751
Impairment of long-lived assets	10,733	—	10,733	—
Restructuring	—	—	—	2,437
Total operating expenses	45,642	43,606	117,008	112,312
Loss from operations	(34,412)	(28,244)	(92,077)	(81,905)
Other income, net:
Interest and other income, net	2,246	3,578	7,569	11,162
Total other income, net	2,246	3,578	7,569	11,162
Net loss	$(32,166)	$(24,666)	$(84,508)	$(70,743)
Net loss per share − basic and diluted	$(0.44)	$(0.35)	$(1.18)	$(1.03)
Weighted-average shares outstanding − basic and diluted	72,563,311	69,627,190	71,473,704	68,958,938